Exhibit 99.1

CYS Investments, Inc. Announces Second Quarter 2015 Financial Results

For Immediate Release
NEW YORK, NY – July 22, 2015 – CYS Investments, Inc. (NYSE: CYS) (“CYS”, "we", "our", or the “Company”) today announced financial results for the quarter ended June 30, 2015 (the "Second Quarter").

Second Quarter 2015 Summary Results

•	June 30, 2015 book value per common share of $9.62, after declaring a $0.28 dividend per common share on June 8, 2015.

•	GAAP net loss available to common stockholders of $(102.2) million, or $(0.66) per diluted common share.

•	Core earnings plus drop income of $42.8 million ($34.2 million core earnings and $8.6 million drop income), or $0.27 per diluted common share ($0.22 core earnings and $0.05 drop income).

•	Interest rate spread, net of hedge, including drop income, of 1.34%.

•	Operating expenses of 1.27% of average stockholders' equity.

•	Weighted-average amortized cost of Agency RMBS and U.S. Treasuries (collectively, "Debt Securities") of $103.98.

•	Leverage ratio of 7.06 to 1 at June 30, 2015.

•	Constant Prepayment Rate ("CPR") of 13.0%.

•	Repurchased 1,286,586 shares of the Company's common stock at a weighted-average purchase price of $8.87 for an aggregate of approximately $11.4 million.

Market Commentary
Agency RMBS prices ended the Second Quarter meaningfully cheaper than where they began. Longer-term interest rates generally ended the Second Quarter higher than where they began. The Second Quarter proved to be relatively volatile for the bond market. The yield on 10-year U.S. Treasuries rose 43 basis points ("bps") to end the Second Quarter at 2.35%. The cheapening of the bond market was driven by growing sentiment that the U.S. economy was recovering from a harsh winter, as evidenced particularly by sustained, albeit modest, U.S. payroll growth. Prices of Agency RMBS followed the general trend of the bond market as Fannie Mae 30-year 3.5% Agency RMBS fell to $102.89 at the end of the Second Quarter from $105.11 at the end of the first quarter of 2015 (the "First Quarter"), and the Fannie Mae 15-year 3.0% Agency RMBS fell to $103.48 at the end of the Second Quarter from $104.83 at the end of the First Quarter. While the heightened bond market volatility in the Second Quarter pushed down our book value per share, the net interest spread on our reinvesting activities has improved. We have been preparing for volatility in the Agency RMBS market, and as of June 30, 2015 we have substantial excess liquidity of $1.2 billion, or 67.4% of our equity.
The U.S. Federal Reserve (the “Fed”) continues to guide the capital markets to anticipate an interest rate hike in 2015. In the Fed’s June Economic Forecast, the Fed Open Market Committee ("FOMC") expressed a wide consensus that two 25 bps hikes in the target Federal Funds Rate are likely before year end. This suggests an initial hike in September. In the FOMC’s June press conference, Chair Janet Yellen suggested that the FOMC expects a long period of accommodative monetary policy after an initial hike in the Fed Funds Rate. It is unclear whether the term “initial” should be interpreted to mean one or two hikes, or more. With 10-year U.S. Treasuries yielding 2.33% at July 21, 2015, the bond market appears to be anticipating little risk of either inflation or a more aggressive Fed rates approach. At such time that the Fed raises the Fed Funds Rate, we would expect our borrowing costs to increase, and therefore our net interest spread to decrease.
Second Quarter 2015 Results
The Company’s book value per common share on June 30, 2015 was $9.62, compared to $10.53 at March 31, 2015, after declaring a $0.28 dividend per common share on June 8, 2015. The decrease in book value was due principally to a decrease in the prices of Agency RMBS during the Second Quarter, partially offset by an increase in the value of the Company's interest rate hedges.
The Company had net loss available to common stockholders of $(102.2) million in the Second Quarter, or $(0.66) per diluted common share, compared to net income of $49.4 million, or $0.31 per diluted common share, in the First Quarter, as explained below.
In the Second Quarter, total interest income decreased slightly to $80.5 million from $80.9 million in the First Quarter. While the yield on our Debt Securities declined to 2.44% in the Second Quarter from 2.56% in the First Quarter, we had higher average settled Debt Securities of $13,219.7 million in the Second Quarter compared to $12,653.3 million in the First Quarter, and therefore were able to maintain steady interest income despite the lower yield. The decline in our average yield on Debt Securities in the Second Quarter was due to higher prepayments in our investment portfolio, as our quarterly CPR increased to 13.0% from 10.3% in the First Quarter. The higher CPR was driven by lower residential mortgage interest rates in February and March 2015 and resulting increased residential mortgage refinancings in the Second Quarter, which caused paydown losses and amortization expense to increase. The Company's net interest income was $45.3 million in the Second Quarter, up approximately $1.6 million from $43.7 million in the First Quarter, as we experienced lower interest expense on our interest rate swaps and caps.
The Company's investments in securities and hedges moved as expected in the Second Quarter with the rising interest rate environment. The Company had a net realized and unrealized loss from investments of $(167.5) million in the Second Quarter, a decrease of $261.4 million compared to a net realized and unrealized gain from investments of $93.9 million in the First Quarter. Included in these Second Quarter and First Quarter results were ($1.6) million in realized dollar roll losses and $10.3 million in realized dollar roll gains, respectively. The net loss on investments in the Second Quarter was driven by a decrease in prices for all of our Agency RMBS. For example, the prices of the Company's 30-year 4.0% Agency RMBS and 15-year 3.0% Agency RMBS decreased at the end of the Second Quarter by $1.00 and $1.21 to $106.17 and $103.74, respectively. The net realized and unrealized gain on interest rate swap and cap contracts was $31.0 million for the Second Quarter, compared to a loss of $(77.4) million for the First Quarter, as the increase in interest rates in the Second Quarter moved hedge values higher.
The Company’s operating expense ratio rose slightly to 1.27% of average stockholders' equity in the Second Quarter, compared to 1.16% in the First Quarter, mostly due to lower average stockholders' equity during the Second Quarter. Stockholders' equity declined in the Second Quarter largely due to the net loss and share repurchases of $11.4 million.
In the Second Quarter, the Company had core earnings plus drop income (defined below) of $42.8 million, or $0.27 per diluted common share, comprised of core earnings of $34.2 million, or $0.22 per diluted common share, and drop income of $8.6 million, or $0.05 per diluted common share. This compares to First Quarter core earnings plus drop income of $46.9 million, or $0.30 per diluted common share, consisting of core earnings of $32.8 million, or $0.21 per diluted common share, and drop income of $14.1 million, or $0.09 per diluted common share. Core earnings increased primarily due to lower swap and cap interest rate expense, resulting in lower total interest expense, however, as we had higher average settled Debt Securities in the Second Quarter, interest income remained stable despite lower total yield on the investment portfolio. The decrease in drop income to $8.6 million in the Second Quarter from $14.1 million in the First Quarter reflects a lower average to-be-announced (“TBA”) securities portfolio in the Second Quarter of $1.5 billion, a decrease of $0.5 billion compared to the First Quarter average balance of $2.0 billion. TBAs were 4.3% and 14.0% of the total investment portfolio at the end of the the Second Quarter and First Quarter, respectively, as we reduced our TBA positions because financing in the forward market made it more advantageous to settle than to roll our TBA positions in the Second Quarter.
Set forth below are summary financial data for the Second Quarter and the First Quarter:

Summary Financial Data

(in thousands)	Three Months Ended
Key Balance Sheet Metrics	June 30, 2015	March 31, 2015
Average settled Debt Securities (1)	$13,219,744	$12,653,266
Average total Debt Securities (2)	$14,711,932	$14,810,062
Average repurchase agreements and FHLBC Advances (3)	$11,610,144	$10,954,377
Average Debt Securities liabilities (4)	$13,102,332	$13,111,173
Average stockholders' equity (5)	$1,893,445	$1,981,424
Average common shares outstanding (6)	157,334	160,523
Leverage ratio (at period end) (7)	7.06:1	6.77:1
Book Value per common share	$9.62	$10.53

Key Performance Metrics*
Average yield on settled Debt Securities (8)	2.44%	2.56%
Average yield on total Debt Securities including drop income (9)	2.42%	2.57%
Average cost of funds(10)	0.35%	0.35%
Average cost of funds and hedge (11)	1.21%	1.36%
Adjusted average cost of funds and hedge (12)	1.08%	1.13%
Interest rate spread net of hedge (13)	1.23%	1.20%
Interest rate spread net of hedge including drop income (14)	1.34%	1.44%
Operating expense ratio (15)	1.27%	1.16%
Total stockholder return on common equity (16)	(5.98)%	3.14%
__________

(1)	The average settled Debt Securities is calculated by averaging the month end cost basis of settled Debt Securities during the period.

(2)	The average total Debt Securities is calculated by averaging the month end cost basis of total Debt Securities during the period.

(3)
The average repurchase agreements and short- and long-term Federal Home Loan Bank of Cincinnati ("FHLBC") advances (together, "FHLBC Advances") are calculated by averaging the month end repurchase agreements and FHLBC Advances balances during the period.

(4)	The average Debt Securities liabilities are calculated by adding the average month end repurchase agreements and FHLBC Advances balances plus average unsettled Debt Securities during the period.

(5)	The average stockholders' equity is calculated by averaging the month end stockholders' equity during the period.

(6)	The average common shares outstanding are calculated by averaging the daily common shares outstanding during the period.

(7)
The leverage ratio is calculated by dividing (i) the Company's repurchase agreements and FHLBC Advances balances plus payable for securities purchased minus receivable for securities sold by (ii) stockholders' equity.

(8)	The average yield on Debt Securities for the period is calculated by dividing total interest income by average settled Debt Securities.

(9)	The average yield on total Debt Securities including drop income for the period is calculated by dividing total interest income plus drop income by average total Debt Securities

(10)	The average cost of funds for the period is calculated by dividing repurchase agreement and FHLBC Advances interest expense by average repurchase agreements and FHLBC Advances for the period.

(11)	The average cost of funds and hedge for the period is calculated by dividing interest expense by average repurchase agreements and FHLB Advances.

(12)	The adjusted average cost of funds and hedge for the period is calculated by dividing total interest expense by average total Debt Securities liabilities.

(13)	The interest rate spread net of hedge for the period is calculated by subtracting average cost of funds and hedge from average yield on settled Debt Securities.

(14)
The interest rate spread net of hedge including drop income for the period is calculated by subtracting adjusted average cost of funds and hedge from average yield on total Debt Securities including drop income.

(15)	The operating expense ratio for the period is calculated by dividing operating expenses by average stockholders' equity.

(16)	Calculated by change in book value plus dividend distributions on common stock.

*	All percentages are annualized except total stockholder return on common equity.

Portfolio
The Company's Debt Securities portfolio, at fair value, decreased to $14.2 billion at June 30, 2015, from $15.1 billion at March 31, 2015. During the Second Quarter, we sold approximately $370 million of Agency Hybrid Adjustable Rate Mortgages ("ARM"s) and $324 million of 15-Year Fixed Rate Agency RMBS to reduce our exposure to prepayments. We took advantage of low interest rates early in the Second Quarter and sold some of our five-year U.S. Treasuries. Later in the Second Quarter, we took advantage of the steepening yield curve by adding to our holdings of 30-year Agency RMBS. Overall, throughout the Second Quarter we reduced our holdings of Agency RMBS by approximately $600 Million.
The following tables detail the Company's Debt Securities portfolio at June 30, 2015 and March 31, 2015:

	June 30, 2015		March 31, 2015
	Fair Value (in billions)	% of Total	Fair Value (in billions)	% of Total
15-Year Fixed Rate	$7.2	51%	$7.6	51%
20-Year Fixed Rate	0.1	1%	0.1	1%
30-Year Fixed Rate	6.3	44%	6.1	40%
Hybrid ARMs	0.4	3%	0.8	5%
U.S. Treasuries	0.2	1%	0.5	3%
Total	$14.2	100%	$15.1	100%
The Company’s June 30, 2015 Debt Securities are summarized below:

	Face Value	Fair Value	Weighted Average
Asset Type	(in thousands)		Cost/Face	Fair Value/Face	Yield(1)	Coupon	CPR(2)
15-Year Fixed Rate	$6,982,657	$7,271,583	$103.32	$104.14	2.06%	3.11%	10.9%
20-Year Fixed Rate	58,336	63,308	102.89	108.52	2.18%	4.50%	26.0%
30-Year Fixed Rate	5,966,144	6,268,165	105.04	105.06	2.80%	3.82%	13.5%
Hybrid ARMs (3)	398,189	413,324	102.82	103.80	1.86%	3.08%	21.7%
U.S. Treasury Securities	225,000	223,910	99.04	99.52	1.60%	1.50%	n/a
Total	$13,630,326	$14,240,290	$103.98	$104.48	2.37%	3.40%	12.4%
__________

(1) This is a forward yield and is calculated based on the cost basis of the security at June 30, 2015.
(2) CPR is a method of expressing the prepayment rate for a mortgage pool that assumes that a constant fraction of the remaining principal is prepaid each month or year. Specifically, the constant prepayment rate is an annualized version of the prior three-month prepayment rate for those bonds held at June 30, 2015. Securities with no prepayment history are excluded from this calculation.
(3) The weighted-average months to reset of our Hybrid ARM portfolio was 75.5 at June 30, 2015. Months to reset is the number of months remaining before the fixed rate on a Hybrid ARM becomes a variable rate. At the end of the fixed period, the variable rate will be determined by the margin and the pre-specified caps of the Hybrid ARM and will reset annually.

In July 2015, the aggregate CPR of the Company's Debt Securities was 11.1%.
Leverage & Liquidity
Our leverage was 7.06 to 1 at the end of the Second Quarter compared to 6.77 to 1 at the end of the First Quarter. At the end of the Second Quarter, while our investment portfolio value was slightly lower and our borrowings were slightly higher, overall, the higher leverage ratio was primarily due to the decline in stockholders' equity.
At June 30, 2015, the Company’s liquidity position, consisting of unpledged Agency RMBS, U.S. Treasuries and cash, was approximately $1.2 billion, or 67.4% of stockholders' equity, compared to $1.4 billion, or 70.9% of stockholders' equity, at March 31, 2015.
Financing
During the Second Quarter, the Company financed its investment portfolio with average repo borrowings and FHLBC Advances of $11.6 billion, with an average cost of funds of 0.35%, compared to $11.0 billion and 0.35% during the First Quarter.

Total interest expense fell $1.8 million to $35.3 million in the Second Quarter compared to $37.1 million for the First Quarter. While interest expense from repo borrowings and FHLBC Advances increased approximately $0.6 million, primarily due to higher average repo borrowings and FHLBC Advances, swap and cap interest expense decreased by $2.5 million to $25.0 million from $27.5 million in the First Quarter.
During the Second Quarter, the Company did not experience any reductions in the availability of repo borrowings or FHLB Advances. The Company manages its counterparty risk by diversifying its repo borrowings across its global counterparties, and by increasing the number of counterparties from whom we may seek borrowings. At June 30, 2015, the Company did not have any repo borrowing (other than FHLBC Advances) with a counterparty that amounted to greater than 7% of our total outstanding borrowings. Since December 31, 2014, we have increased the number of counterparties to 48 at June 30, 2015. Below is a summary, by region, of our outstanding borrowings at June 30, 2015 (dollars in thousands):

Counterparty Region	Number of Counterparties	Total Outstanding Borrowings	% of Total
North America	21	$7,142,620	60.7%
Europe	8	2,996,437	25.5%
Asia	5	1,626,278	13.8%
Total	34	$11,765,335	100.0%
In addition, the Company had payables for securities purchased net of receivable for securities sold of $0.8 billion at June 30, 2015, compared to $2.4 billion at March 31, 2015.

Hedging
The Company utilizes interest rate swap and cap contracts (a "swap" or "cap", respectively) to manage interest rate risk associated with the financing of its Debt Securities portfolio. As of June 30, 2015, the Company held swaps with an aggregate notional amount of approximately $7.4 billion, a weighted-average fixed rate of 1.39%, and a weighted-average expiration of 3.6 years. The receive rate on the Company's swaps is the three-month London Interbank Offered Rate ("LIBOR"). At June 30, 2015, the Company had entered into caps with a notional amount of $2.5 billion, a weighted-average cap rate of 1.28%, and a weighted-average expiration of 4.6 years.
In the Second Quarter, we terminated a cancelable swap with a notional of $400 million and a pay rate of 2.438%. The Company seeks to reduce its exposure to interest rate risk by expanding and/or lengthening its hedges, and reducing its pay rate, if possible, when doing so. At June 30, 2015, $1.5 billion of our $7.4 billion in interest rate swaps are cancelable between October 2015 and January 2016. The cancelable feature in our newer swaps, while adding flexibility, may result in higher swap interest expense than with a conventional swap with no cancelable feature.
The Company's outstanding swaps and caps at June 30, 2015 are described below (dollars in thousands):

Interest Rate Swaps	Weighted Average	Notional	Fair
Expiration Year	Fixed Pay Rate	Amount	Value
2017	0.87%	$2,750,000	$5,815
2018	1.16%	2,000,000	280
2019	1.75%	800,000	(7,631)
2021	2.30%	1,300,000	(4,595)
2022	2.15%	500,000	3,327
Total	1.39%	$7,350,000	$(2,804)

Interest Rate Caps	Weighted Average	Notional	Fair
Expiration Year	Cap Rate	Amount	Value
2019	1.34%	$800,000	$19,791
2020	1.25%	1,700,000	65,087
Total	1.28%	$2,500,000	$84,878

Our duration gap increased to 1.23 at June 30, 2015, compared to 0.60 at March 31, 2015, as the rise in rates during the Second Quarter caused Agency RMBS to extend.

Drop Income
"Drop income" is a component of our net realized and unrealized gain (loss) on investments in our unaudited consolidated statements of operations, and is therefore excluded from core earnings. Drop income is the difference between the spot price and the forward settlement price for the same Agency RMBS on trade date. This difference is also the economic equivalent of the assumed net interest spread (yield less financing costs) of the Agency RMBS from trade date to settlement date. The Company derives drop income through utilization of forward settling transactions of Agency RMBS. The Company's drop income and average TBA market values outstanding during the Second Quarter and First Quarter are shown in the chart below (dollars in thousands):

	June 30, 2015	March 31, 2015	Change
Drop income	$8,561	$14,125	$(5,564)
TBAs average market value	1,468,467	2,022,951	(554,484)
Prepayments
The portfolio recorded $572.3 million in principal repayments and prepayments, a CPR of approximately 13.0% and net amortization expense of $27.6 million in the Second Quarter, compared to $462.4 million in principal repayments and prepayments, a CPR of approximately 10.3% and net amortization expense of $21.5 million in the First Quarter. The increase in CPR in the Second Quarter was principally due to elevated mortgage refinancings and bond seasoning factors.

Dividend
The Company declared a common dividend of $0.28 per share for the Second Quarter, compared to a $0.30 common dividend in the First Quarter. Using the closing share price of $7.73 on June 30, 2015, the Second Quarter dividend equates to an annualized dividend yield of 14.5%.

Share Repurchase Program
In the Second Quarter, we repurchased 1,286,586 shares of the Company's common stock at a weighted-average purchase price of $8.87, for an aggregate of approximately $11.4 million. In the First Quarter, we repurchased  4,149,571 shares of the Company's common stock at a weighted-average purchase price of $8.95, for an aggregate of approximately $37.2 million. As of June 30, 2015, the Company had approximately $199.8 million available under the share repurchase program to repurchase shares of its common stock.
Conference Call
The Company will host a conference call at 9:00 AM Eastern Time on Thursday, July 23, 2015, to discuss its financial results for the Second Quarter. To participate in the call by telephone, please dial (866) 299-3305 at least 10 minutes prior to the start time and reference the conference passcode 83187835#. International callers should dial (412) 455-6213 and reference the same passcode. The conference call will be webcast live over the Internet and can be accessed at the Company’s web site at http://www.cysinv.com.  To listen to the live webcast, please visit http://www.cysinv.com at least 15 minutes prior to the start of the call to register, download, and install necessary audio software.
A dial-in replay of the call will be available on Thursday, July 23, 2015, at approximately 12:00 PM Eastern Time through Thursday, August 6, 2015 at approximately 11:00 AM Eastern Time. To access this replay, please dial (855) 859-2056 and enter the conference ID number 83187835#. International callers should dial (404) 537-3406 and enter the same conference ID number.  A replay of the conference call will also be archived on the Company’s website at http://www.cysinv.com.
Additional Information
The Company will make available additional quarterly information for the benefit of its stockholders through a supplemental presentation that will be available at the Company's website, www.cysinv.com, contemporaneously with the filing of the Company's quarterly report on Form 10-Q. The presentation will be available on the Webcasts/Presentations tab of the Investor Relations section of the Company's website.
About CYS Investments, Inc.
CYS Investments, Inc. is a specialty finance company that primarily invests on a leveraged basis in residential mortgage pass-through certificates for which the principal and interest payments are guaranteed by Fannie Mae, Freddie Mac or Ginnie

Mae. The Company refers to these securities as Agency RMBS. CYS Investments, Inc. has elected to be treated as a real estate investment trust for federal income tax purposes.
Forward-Looking Statements Disclaimer
This release contains “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including those relating to interest rate volatility, the prices and volatility of Agency RMBS, earnings, yields, investment environment, interest rates, hedges, forward settling transactions, liquidity, prepayments, and the effect of actions of the U.S. government, including the Fed, the FOMC, and the Federal Housing Finance Agency on our results. Forward-looking statements typically are identified by use of the terms such as “believe,” “expect,” “anticipate,” “estimate,” “plan,” “continue,” “intend,” “should,” “may” or similar expressions. Forward-looking statements are based on the Company's beliefs, assumptions and expectations of the Company's future performance, taking into account all information currently available to the Company. The Company cannot assure you that actual results will not vary from the expectations contained in the forward-looking statements. All of the forward-looking statements are subject to numerous possible events, factors and conditions, many of which are beyond the control of the Company and not all of which are known to the Company, including, without limitation, market conditions and those described in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2014, and in the Company's Quarterly Report on Form 10-Q for the three months ended March 30, 2015, which have been filed with the Securities and Exchange Commission. All forward-looking statements speak only as of the date on which they are made. New risks and uncertainties arise over time, and it is not possible to predict those events or how they may affect us. Except as required by law, the Company is not obligated to, and does not intend to, update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CYS INVESTMENTS, INC.
CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(In thousands, except per share numbers)	June 30, 2015	March 31, 2015	December 31, 2014*
Assets:
Investments in securities, at fair value (including pledged assets of $12,385,443, $11,309,980 and $11,908,922, respectively)	$14,240,290	$15,047,074	$14,601,507
Other investments	41,028	18,229	8,025
Derivative assets, at fair value	101,852	91,604	148,284
Cash	49,919	7,170	4,323
Receivable for securities sold and principal repayments	907,661	345,006	83,643
Interest receivable	37,551	37,314	37,894
Receivable for cash pledged as collateral	25,509	37,216	11,104
Other assets	1,304	11,408	1,083
Total assets	15,405,114	15,595,021	14,895,863
Liabilities and stockholders' equity:
Liabilities:
Repurchase agreements	10,115,335	10,204,901	11,289,559
Short-term FHLBC advances	1,575,000	510,000	—
Long-term FHLBC advances, at fair value	75,011	—	—
Derivative liabilities, at fair value	19,778	38,502	16,007
Payable for securities purchased	1,732,668	2,767,042	1,505,481
Payable for cash received as collateral	25,104	48,229	72,771
Distribution payable	48,328	51,844	4,410
Accrued interest payable	26,311	31,422	27,208
Accrued expenses and other liabilities	3,473	2,445	5,259
Total liabilities	13,621,008	13,654,385	12,920,695
Stockholders' equity:
Preferred Stock, $25.00 par value, 50,000 shares authorized:
7.75% Series A Cumulative Redeemable Preferred Stock, (3,000 shares issued and outstanding, respectively, $75,000 in aggregate liquidation preference)	$72,369	$72,369	$72,369
7.50% Series B Cumulative Redeemable Preferred Stock, (8,000 shares issued and outstanding, respectively, $200,000 in aggregate liquidation preference)	193,531	193,531	193,531
Common Stock, $0.01 par value, 500,000 shares authorized (156,849, 158,114 and 161,850 shares issued and outstanding, respectively)	1,568	1,581	1,618
Additional paid in capital	2,002,339	2,012,697	2,049,152
Accumulated deficit	(485,701)	(339,542)	(341,502)
Total stockholders' equity	$1,784,106	$1,940,636	$1,975,168
Total liabilities and stockholders' equity	$15,405,114	$15,595,021	$14,895,863
Book value per common share	$9.62	$10.53	$10.50
__________________
*    Derived from audited financial statements.

CYS INVESTMENTS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	Three Months Ended
(In thousands, except per share numbers)	June 30, 2015	March 31, 2015
Interest income:
Interest income from Agency RMBS	$79,579	$80,060
Other interest income	953	790
Total interest income	80,532	80,850
Interest expense:
Repurchase agreement and short-term FHLBC advances interest expense	10,157	9,642
Long-term FHLBC advances interest expense	105	—
Swap and cap interest expense	24,992	27,468
Total interest expense	35,254	37,110
Net interest income	45,278	43,740
Other income (loss):
Net realized gain (loss) on investments	9,435	18,253
Net unrealized gain (loss) on investments	(176,899)	75,689
Net realized gain (loss) on termination of swap and cap contracts	(2,300)	(2,568)
Net unrealized gain (loss) on swap and cap contracts	33,347	(74,800)
Net unrealized gain (loss) on long-term FHLBC advances	(11)	—
Other income	118	40
Total other income (loss)	(136,310)	16,614
Expenses:
Compensation and benefits	3,712	3,554
General, administrative and other	2,293	2,203
Total expenses	6,005	5,757
Net income (loss)	$(97,037)	$54,597
Dividends on preferred stock	(5,203)	(5,203)
Net income (loss) available to common stockholders	$(102,240)	$49,394
Net income (loss) per common share basic & diluted	$(0.66)	$0.31
Core Earnings
"Core earnings" represents a non-GAAP financial measure and is defined as net income (loss) available to common shares excluding net realized gain (loss) on investments, net unrealized gain (loss) on investments, net realized gain (loss) on termination of swap and cap contracts, net unrealized gain (loss) on swap and cap contracts, and net unrealized gain (loss) on long-term FHLBC advances. Management uses core earnings to evaluate the effective yield of the portfolio after operating expenses. In addition, management utilizes core earnings as a key metric in conjunction with other portfolio and market factors to determine the appropriate leverage and hedging ratios, as well as the overall structure of the portfolio. The Company believes that providing users of the Company's financial information with such measures, in addition to the related GAAP measures, gives investors greater transparency and insight into the information used by the Company's management in its financial and operational decision-making.
The primary limitation associated with core earnings as a measure of the Company's financial performance over any period is that it excludes the effects of net realized and unrealized gain (loss) on investments, swap and cap contracts, and long-term indebtedness. In addition, the Company's presentation of core earnings may not be comparable to similarly-titled measures of other companies, which may use different calculations. As a result, core earnings should not be considered as a substitute for the Company's GAAP net income (loss) as a measure of our financial performance or any measure of our liquidity under GAAP.

	Three Months Ended
(In thousands)	June 30, 2015	March 31, 2015
NET INCOME (LOSS) AVAILABLE TO COMMON SHARES	$(102,240)	$49,394
Net realized (gain) loss on investments	(9,435)	(18,253)
Net unrealized (gain) loss on investments	176,899	(75,689)
Net realized (gain) loss on termination of swap and cap contracts	2,300	2,568
Net unrealized (gain) loss on swap and cap contracts	(33,347)	74,800
Net unrealized (gain) loss on long-term FHLBC advances	11	—
Core earnings	$34,188	$32,820